EXHIBIT 99.1

Toga Limited Unveils Yippi X, New Mobile Apps and Partnerships at the

Inaugural ASEAN New Tech Conference

PETALING JAYA, Malaysia, Jan. 16, 2021 (GLOBE NEWSWIRE) – Toga Limited (OTC: TOGL), unveiled “Yippi X,” the new version of its revolutionary flagship app Yippi, on January 5, 2021, at the inaugural ASEAN New Tech Conference (“ANTC”). The ANTC was held online this year and carried the theme “Together We Change the World”.

“Yippi X was developed by our team of experts to be the most powerful version of the Yippi app to date. It provides a more comprehensive user experience, as compared to Yippi’s 5th Generation, Yippi 5, released back in July 2019,” said Toga Limited’s Chief Executive Officer and founder, Mr. Michael Toh.

“Yippi X is a total upgrade in terms of its technical capabilities and is more refined compared to Yippi 5. What's interesting is that we have redefined Yippi in line with its tagline, ‘Let the World Know You’, focusing on users first, and bringing them closer in the virtual world through its newly enhanced social and messaging features,” said Toh.

Toh acknowledges that 2020 has been a challenging year for everyone. However, due to the diligence and perseverance of Toga’s employees and its executives, as well as the continuous support and commitment from its shareholders, Toga managed to weather the storm and emerge stronger than ever in its response to the pandemic crisis.

“Toga has helped more than 30,000 content creators in 10 countries across the globe to grow and diversify their income streams. It is good to note that Toga is one of the few technology companies that has achieved rapid growth in business development during these trying times”, said Toh.

Other new and updated mobile applications were also unveiled at the ANTC, including:

•	TogaGo 2.0, which is focused on becoming a one-stop travel solution. It offers an improved user-friendly design and an expanded range of useful functionalities. One of its key features ‘GO Cash’ allows users to enjoy a host of privileges when they purchase products and services on the platform. Users can redeem GO Cash points against future purchases and get discounts and exclusive deals.

•	E.Booster 2.0, which is aimed at creating a healthier lifestyle for its users. E-Booster 2.0 uses the unique energy resonance technology called ‘Toga Resonance Technology (T-RT)’, to maintain good health and a positive attitude towards life. It has more than 40 products which can be found under five basic categories of use, namely for Focus, Stress Relief, Protection, Meditation and Energize, covering the most comprehensive health care.

•	Red Box Karaoke’s Booking and Social Singing apps, which was developed through a partnership between Red Box and Toga. Red Box was looking into digitalization innovations to attain its vision of becoming South East Asia’s leader in the karaoke industry, and Toga came forward to provide them with IT infrastructure solutions, ranging from research and development to technology selection.

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Article published: https://www.theedgemarkets.com/content/advertise/toga-looks-towards-the-future-with-new-apps-and-partnerships

Contact:

Alexander D. Henderson

TOGA LIMITED, 515 S. Flower Street, 18th Floor, Los Angeles, CA 90071

(949) 333-1603

info@togalimited.com

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Toga Limited or its management (the “Company”) "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the Company's guidance, outlook, growth, opportunities and long-term strategy. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the impact of the COVID-19 pandemic; the Company's ability to execute on its long-term strategy; the Company's ability to successfully compete in its intensely competitive industry; the Company's ability to manage its growth; the Company's ability to maintain or improve its operating margins; the Company's ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; accounting standard changes; and other factors as set forth from time to time in the Company's Securities and Exchange Commission filings, including, without limitation, the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company intends these forward-looking statements to speak only as of the time of this Press Release and does not undertake to update or revise them as more information becomes available, except as required by law.

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